SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 12, 2002

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Incremental Cost Scaling Actions and Second Quarter Outlook

Jasper, IN (December 12, 2002) - Kimball International, Inc. (NASDAQ: KBALB) today announced it is taking incremental actions to scale its cost structure to more closely align its operating capacities and capabilities with reduced demand levels. The Company's Board of Directors approved these incremental actions earlier this week. The Company also announced its earnings outlook for its second quarter fiscal 2003 ending December 31, 2002. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Incremental Cost Scaling Actions and Other Second Quarter Charges
Kimball International has been taking various cost reduction actions over the past several quarters in response to the slowing global economy and its effects on the Company's markets. Scaling efforts during the second quarter of fiscal 2003 intensified due to the prolonged nature of the slowdown in many of the Company's markets and the resulting continuation of underutilized manufacturing capacity within both of the Company's segments. The Furniture and Cabinets segment has also been impacted by a continued increase in imported furniture products into the United States. Combined, the effect of lower demand for products due to the weakened economy and greater supply of lower-cost import alternatives has caused excess manufacturing capacity in the Furniture and Cabinets segment that will be strategically reduced to position Kimball for improved long-term profitability. In the Electronic Contract Assemblies segment, weakened demand levels in select markets is driving consolidation and/or exit of certain manufacturing capacities and capabilities. Of the scaling actions approved in the second quarter of fiscal 2003, most of the actions, and their associated costs, will occur within the Furniture and Cabinets segment, with the furniture components product line driving a significant share of the total costs. Overall scaling actions will include the consolidation of capabilities and operations, selling and/or exiting redundant facilities, aligning personnel costs and adjusting assets associated with scaling actions to their current fair values.

Over the past few quarters, the Company has disclosed the negative effect the furniture components product line has had on Furniture and Cabinets segment profitability, and also noted improvement in this product line was dependent upon achieving higher volume levels and associated improvements in operating efficiencies. During the fiscal 2003 second quarter, the Company reviewed recent operating performance and updated market assessments indicating severe, and possibly permanent, market reductions, and elected to shut down and exit its two wood dimension manufacturing facilities. In light of the market reductions, the Company also completed an asset impairment study for the wood veneer operations concluding with an impairment totaling approximately $8.0 million which, in the opinion of management, will align the carrying values of long-lived assets at the Company's veneer operations with their fair values. This asset impairment represents approximately 1% of total Kimball International assets.

The Company will early adopt and apply the provisions of Statement of Financial Accounting Standards No. 146 to account for the exit and disposal activities associated with the scaling actions. When complete, total costs to execute the above scaling actions and veneer operations asset impairment are expected to total approximately $30 million pre-tax and will be recorded partially in the second quarter of fiscal 2003 and over the next several quarters as specific actions are taken. Approximately 50% of the total costs will be non-cash. The Company estimates that once these actions are completed, they will reduce the Company's total cost structure by approximately $20 to $25 million pre-tax on an annualized basis. A portion of these cost savings will be redeployed into strategic initiatives designed to accelerate sales growth, and improve quality and efficiencies.

The Company has previously internally announced many of the scaling actions which include the exit of five facilities over the coming months, each of which had been operating at a loss the last several quarters. These facilities represent roughly 10% of total Kimball manufacturing facility square footage and affect approximately 400 employees. Business in these facilities will, in part, be transferred to other Kimball operations, resulting in the hiring of additional employees at those facilities.

"As we approached the mid-point in our fiscal year and analyzed the pressures we are experiencing on our operating margins, our leadership team reexamined our cost structures including capacities and capabilities across all our markets," stated Kimball International Chairman and Chief Executive Officer, Douglas A. Habig. "The result of this examination drove the incremental scaling actions outlined above. These actions, coupled with a continued focus on our discretionary cost structures, will enable Kimball to improve our operating margins and overall competitiveness in our markets. However, demand levels in many of our markets remain unstable, which requires us to continuously monitor our capacities across our markets in both segments. While ensuring we have the appropriate capacity to support our long-term growth objectives, we will take further actions to scale our operations, if required. In the end, our focus remains the same-positioning Kimball International for long-term growth in both sales and earnings," stated Mr. Habig.

"It is important to recognize that Kimball and our employees have taken responsible actions as they have been required. In spite of our employees' commitment and best efforts, we were unable to overcome the effects of depressed markets without these additional scaling actions. While the actions to scale our capacity are critical to ensure the long-term success of Kimball International, we regret the impact of these actions on the affected employees. Where appropriate, we have proactively utilized a program to match skills of affected employees with other openings within our Company. Those not offered other opportunities will be provided with transition assistance," concluded Mr. Habig.

Second Quarter Outlook
Kimball International expects second quarter fiscal 2003 consolidated sales to approximate the prior year second quarter level and projects its loss for the current fiscal year second quarter, inclusive of the restructuring and other charges outlined above, to be $(0.07) to $(0.12) per diluted share of Class B common stock. Excluding the restructuring and other charges, the Company projects its current year second quarter earnings will be $0.13 to $0.18 per share. The Company's comparable earnings in the prior fiscal year second quarter was $0.18 per Class B share.

The Company expects second quarter sales in the Furniture and Cabinets segment to approximate the prior year while sales in the Electronic Contract Assemblies segment are projected to exceed the prior year. The Company is projecting the net income level in the Electronic Contract Assemblies segment, before restructuring charges, to be above the prior year, as certain business units experienced stronger volume levels and associated improvements in operating efficiencies, which more than offset current margin pressures related to this segment's customer and program diversification efforts. The net income level in the Furniture and Cabinets segment, before restructuring and other charges, is projected to fall well below the prior year. Most major product lines within the Furniture and Cabinets segment are projecting lower net income levels, with the greatest reduction projected in the contract manufacturing product line, related in part to reduced manufacturing efficiencies and elevated cost structures relative to current demand levels.

Second Quarter Conference Call / Webcast
Kimball International will conduct a conference call on Tuesday, January 28, 2003 following the release of its second quarter fiscal 2003 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about January 21, 2003.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, actual costs to complete the incremental scaling activities exceeding the estimates disclosed above, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2002.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential, lodging and healthcare industries, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: December 13, 2002